EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 27, 2007, relating to the consolidated financial statements of Akeena Solar, Inc. as of December 31, 2006 and for the year then ended, (which report expressed an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment), appearing in the Annual Report on Form 10-KSB of Akeena Solar, Inc. for the year ended December 31, 2006. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Burr, Pilger and Mayer LLP

San Francisco, California
November 28, 2007